Exhibit 10.6

DATE: August 11, 2005

(1)          RED MILE ENTERTAINMENT, INC

(2)          PRODIGY DESIGN LIMITED, doing business as SIDHE INTERACTIVE

And

SOFTWARE DEVELOPMENT AND LICENSING

AGREEMENT

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THIS AGREEMENT is made on August 11, 2005

BETWEEN:

(1)	Red Mile Entertainment, Inc., a Florida Corporation (“the Publisher”) whose principal address is 4000 Bridgeway, Suite 101, Sausalito, CA 94965; and

(2)

Prodigy Design Limited, doing business as Sidhe Interactive, a New Zealand corporation whose principal address is Level 7, Willbank House, 57 Willis Street, PO Box 6203, Wellington New Zealand (the “Developer” or “Licensor”)

(A)	The Publisher has licensed From MTV Networks the rights to the Jackass name, and video content for use in developing one or more video games based upon the “Jackass” property.

(B)	Publisher desires Developer to develop and deliver to Publisher a product based upon the “Jackass” property (“Product”).

AGREEMENT

1.	DEFINITIONS

1.1	In this Agreement:

“Acceptance Date” in relation to any Gold Master means the date on which it is accepted unconditionally under paragraph 4.5;

“Affiliate” means any corporate entity that controls, is controlled by or is under the common control of a party to this Agreement;

“Alpha Version” means the Version of the Product that is written by or for the Developer that is a playable version of the Product containing substantially all features of the Product, as specified in the Specification with all software modules integrated and working together in a usable and testable fashion. The Alpha Version is expected to undergo further test and revision for levels, design tuning and elimination of possible Product Errors. Some assets may be placeholders for purposes of this Version and this Version may not include software theft protection, and title and legal screens. It also includes a draft of the User Manual and any Supporting Documentation reasonably requested by the Publisher to allow complete feature and functionality testing.

“Beta Version” means the Version of the Product that is written by or for the Developer that is a complete running software Product containing ALL FEATURES of the Product and final-quality game assets, as specified in the Specification plus the incorporation of improvements, corrections and any other errors identified through testing of the Alpha Version of the Product. The Beta Version is a Version which is ready for Publisher to do its quality assurance testing and Developer is ready to fix Errors which may be found by Publisher during its “QA” testing and will include all

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Original Language assets and be Multi Byte Language compatible. It also includes such information and user instructions that the Publisher reasonably and requires to finish producing a User Manual in the Original Language;

“Collateral Materials” means the Product packaging, User Manuals, demo discs and self-playing demos.

“Concept Approval” means formal approval from Sony Computer Entertainment of America authorizing development of the Product on each of the platforms.

“Conversion” means the preparation of a Product which involves the adaptation or conversion of a Version into a new Version for use on a Machine other than the Initial Machine;

“Co-Publisher” means a licensee with whom Publisher shares to a substantial degree the costs of publishing the Product in a part of the Territory, as opposed to a licensee who bears all of those costs alone and “co-publishing” shall be interpreted accordingly

“Delivery Date” means the relevant Milestone Date specified for delivery of the Gold Master of each Version;

“Developer Tools and Technology” means computer source code and computer binary code, including the game engine and all Developer (and its third party licensors’) proprietary utilities, middleware and development tools, software, technology, associated with the Product and development thereof that are proprietary to Developer or its third party licensors including any improvements and enhancements thereto, regardless of when created.

“Developer Trademark(s)” means Developer’s trademark or trade name or art work used in conjunction therewith to identify Developer’s software development business and/or the trademarks and/or trade names and/or artwork used in conjunction therewith;

“Development Fee” means any payments made by Publisher to Developer whether at the commencement of this Agreement or by installments during the course of the development of the Product under this Agreement;

“End User” means anyone who is the ultimate user of any Product;

“Error” means any known material defect relevant to an End User in a Product including:

(a)	any failure to run the test procedure set out in the Specification;

(b)	any inability to perform repeatedly without interruption, loss of data or erroneously or improperly formatted output;

(c)	any misspelled incorrect text;

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(d)	any non-compliance of any Product with any part of the Specification;

“Gold Master” means:

(a)

a non-copy protected and non-encrypted final gold master of a Product for use on an Initial Machine in such physical medium which (i) is sufficiently complete and correct to be released into the final manufacturing process in preparation for commercial release and shipment, in its Original Language and Translations in executable form; and (ii) is accepted for manufacturing and distribution by any applicable third-party licensor whose approval is contractually required prior to manufacturing and distribution of the Version for that Initial Machine. The Gold Master shall be the Beta Version with incorporation of any final improvements and correction of any Product Errors found in the testing of any and all elements of the Beta Version;

(b)	a copy protected final Gold Master of the Version referred to in (a) in its Original Language and related Translations recorded in executable form; and

(c)	in the case of (a) and (b), any necessary supporting software and data including all graphics and sound files.

“Hardware Manufacturer” means Sony Computer Entertainment.

“Initial Machines” means the Sony PSP and PS2 for which the Product will be developed by the Developer under this Agreement;

“Intellectual Property Rights” means, without limitation, all present and future rights of copyright, patent, registered designs, design rights, trademarks and trade names, neighboring rights or rights analogous to any of the above under any jurisdiction, in each case registered or unregistered and existing now or in the future, including reversions and renewals of such rights and rights to make applications for registration of any such rights and Intellectual Property Rights shall include in particular all rights in any jurisdiction to copy, adapt, translate, broadcast, transmit, publish, perform, reproduce in any medium and otherwise exploit the work or materials concerned;

“Key Team” means the key team members of the Developer’s team who have prime responsibility for the development of the Product as listed in Schedule 1. This Key Team shall have substantial experience in the game genre of the Product and shall be expressly approved by the Publisher.

“Machine” means an object or system of any description, now known or coming into existence in the future, with which a Product may be viewed, played or otherwise used;

“Master Copy” means:

(a)	a non-copy protected and non-encrypted final master copy of a Product for use

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on an Initial Machine in such physical medium which (i) is sufficiently complete and correct to be released into the final manufacturing process in preparation for commercial release and shipment, in its Original Language and Multi Byte language supportable recorded in executable form; and (ii) is accepted for manufacturing and distribution by any applicable hardware manufacturers whose approval is contractually required prior to manufacturing and distribution of the Version for that Initial Machine. The Master Copy shall be the Beta Version with incorporation of any final improvements and correction of any Program Errors found in the testing of any and all elements of the Beta Version;

(b)	a copy protected final master copy of the Version referred to in (a) in its Original Language recorded in executable form;

(c)	in the case of (a) and (b), any necessary supporting software and data including all graphics and sound files; and

(d)

any details of clearances, Supporting Documentation and other materials needed for Publisher to manufacture and publish copies of the Product for retail sale and support and maintenance of the Product.

(e)	all Source Code and other programming, graphics, sound effects and music and implementing copy protection routines in each of the Versions

“Milestone” means each stage of development of the Product set out alongside a Milestone Date in Schedule 1;

“Milestone Date” means each of the dates for achieving a Milestone in Schedule 1;

“Milestone Payment” means each of the Development Advance payments set out in respect of a Milestone in Schedule 1;

“Multi Byte Character” means a character or single text letter whose character code consists of two or more bytes under a certain character-encoding scheme.

“Multi Byte Languages” means software code that supports Multi Byte Character represented text and characters for one dialect of the Japanese language (each dialect to be determined by Publisher) in connection with the preparation of Translations (as defined below).

“Net Royalty Receipts” means any funds received by or credited to Publisher for a sub-license where the Publisher is paid a net amount per unit sold and Publisher has no direct marketing responsibility.

“Net Sales Receipts” means the actual wholesale selling price of the Product invoiced by Publisher and/or Publisher’s authorized Co-Publisher less (to the extent actually paid, or actually issued, by Publisher or its Co-Publisher, as applicable, in respect of the Product): any credits for returns of Units, price protection or markdowns, credits in lieu

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of returns, any value added tax and any other sales taxes included in such invoice price and actual cost of goods sold (manufacturing costs).

“Original Language” means American English.

“Product” means the software Product currently known as “Jackass” to be developed by the Developer under this Agreement in respect of the Initial Machine and comprising each stage as existing from time to time:

(a)	the Product plots, themes, story lines, characters and sequences;

(b)	all revised, amended and rejected prototypes and materials prepared in connection with the development of the Product;

(c)	all Object Code, graphics, sound effects and music and implementing copy protection routines in each of the Versions;

“Product Names” means all names of characters, scenes, themes, products, sets, processes or other aspects of the Product and all designs of characters, backgrounds and other visual features appearing in the Product;

“Product Title” means “Jackass” or such other title for the Product as may be determined by Publisher and MTVN;

“Profit Share” means the amounts, in US Dollars, payable by the Publisher to the Developer in accordance with paragraph 6 of this Agreement;

“Profit and Loss Statement” means the statement of Profit Share provided by the Publisher to the Developer under this Agreement;

“Project Manager(s)” means the person at Developer responsible for the project management of Product and a member of the Key Team;

“Provided Material” shall mean the Program concept, the Underlying Property and all artistic, literary, dramatic, musical and other material provided by Publisher for incorporation into the Program (or which is otherwise required by the Publisher to be incorporated into the Program), and all trademarks and trade dress relating thereto.

“Publisher’s Producer” means the person at Publisher responsible for the project management of Product and identified in Schedule 2;

“Quarter End” means 31 March, 30 June, 30 September and 31 December each year during the Term;

“Retained Material” shall mean collectively the Developer’s Tools and Technology and Developer Trademark.

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“Source Code” means all software code and listings (excluding the Developer’s Tools and Technology) generated by the Developer in human readable form in order to create any Version of the Product, together with accompanying sound code, Product notes, flow charts, diagrams, written script of text, audio track and other documentation relating to such code;

“Specification” means the specification for each Version of the Product current from time to time comprising a detailed specification of all game features, mechanics, game structure and technical specifications of the Product;

“Supporting Documentation” means documentation in English containing full and clear information enabling the Publisher and its licensees to support and maintain all aspects of the Product;

“Translation” means a copy of a Version in which text and/or text related graphics and/or dialogue have been translated into French, German, Italian, Spanish and one dialect of Japanese, in accordance with paragraph 6 hereof;

“Unit” means a copy of a Version embodied in a medium or format (whether tangible, electronic or otherwise) which is customarily made commercially available to the public;

“User Manual” means a manual containing instructions for End Users clearly expressed and enabling them to operate the Product fully, in a style suitable for the intended age range of End Users;

“Version” means a form of the Product produced by the Developer under this Agreement designed to be compatible with a particular Initial Machine and (where relevant) a particular screen format PAL/NTSC including all prototypes and all Master Copies of that Version, and when used in connection with the name of a Machine shall mean a form of the Product readable and executable on that Machine;

“Vertical Slice Demo” means a stand alone version of the Product in the Original Language and such Translations as may be agreed by the parties that demonstrates the functionality of Product for the purposes of marketing which will contain the following features: TBD;

“Virus Free” means that at the time of delivery, the Product shall not contain any known computer Product (detectable by the McAfee anti-virus software current at that time) which copies itself to other storage machines including magnetic tape cassette, memory chip, electronic cartridge, optical disk and magnetic disk and which destroys data, causes damage or creates a nuisance or annoyance to the End User.

“Working Day” means Monday to Friday except for all public holidays observed in the United States or New Zealand;

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1.2

As the context permits, references to people include any legal entity, and partnerships or unincorporated associations, references to the singular include the plural and vice versa, and references to any gender include each other gender.

1.3	“Include” or “including” are used without limitation.

1.4	Headings and titles are used for reference only and do not affect the interpretation of the Agreement.

1.5	Any reference to any paragraph or schedule is a reference to a paragraph or schedule in this Agreement.

2.	PROPRIETARY RIGHTS.

2.1

Work for Hire; Publisher’s Rights. Developer acknowledges and agrees that, the intellectual property rights in the Program and Master Copy shall be the sole and exclusive property of Publisher except that the Developer makes no representations with respect to the Provided Materials. The parties agree that the Program and Master Copy created pursuant to this Agreement was specifically commissioned by Publisher as work made for hire, as such term is used in the U. S. Copyright Act. Developer shall ensure that each person working on the development of the Program and Master Copy has entered into or (if he or she has not already entered into) will enter into a written agreement pursuant to which all work performed by such person for Developer is wholly owned by Developer free and clear of any and all rights and claims by that person or any third party, in order that Developer may grant to Publisher the rights required hereunder. Upon Publisher’s request, Developer shall deliver to Publisher copies of such Agreements. Such copies may be redacted by Developer, but must, at a minimum show name of person, and IP and confidentiality provisions. Developer retains no right to use the Program and Master Copy and agrees not to challenge the validity of Publisher’s ownership in the Program and Master Copy. If the Master Copy or any portion thereof is determined not to be a work made for hire, in consideration of the Development Fee paid to Developer by Publisher, Developer hereby irrevocably assigns to Publisher in perpetuity throughout the universe, all right, title and interest of Developer in and to the Program and Master Copy, including without limitation, all Intellectual Property Rights embodied in or pertaining to the Program and Master Copy, and the complete right to exploit or otherwise use the Program and Master Copy (including the right to sublicense the Intellectual Property Rights through multiple tiers of sublicensees, in any form of medium, expression or technology now known or hereafter devised (including, without limitation, on-line, cable, satellite, coin-operated systems, radio, television devices, theatrical, audiovisual cassettes, cartridges, hand held systems, CD-ROM, wireless systems and disks)).

2.2

Moral Rights. If Developer (or any of its employees or contractors) has any rights to the Program and Master Copy that cannot be assigned as described above, Developer (and its employees and contractors) unconditionally and irrevocably (a) waives the enforcement of such rights, and all claims and causes of action of any kind against Publisher with respect to such rights, and agrees, at Publisher’s request and expense, to consent to and

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join in any action to enforce such rights, or (b) in the case where such rights cannot be assigned or waived, grants to Publisher, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license to reproduce, distribute, publicly perform and publicly display the Master Copy, with the right to sublicense such rights through multiple tiers of sublicensees by all means now known or hereafter known or developed. Nothing in this clause 2.2 shall be deemed to be a license to the Retained Materials.

2.3	Developer’s Intellectual Property Rights.

(a)           Notwithstanding anything else contained herein, Developer will retain exclusive ownership and control of all of the Intellectual Property Rights in or relating to the Retained Material including any modifications and enhancements made to the Retained Materials expressly in connection with development of the Program or otherwise. Developer hereby grants to Publisher a royalty-free, worldwide, non-exclusive license throughout the universe to: (i) sell copies of the Program incorporating the Retained Materials in the format delivered to Publisher by Developer only (excluding without limitation the right to modify the Retained Materials or exploit them in source code format in connection with any other product); and (ii) sublicense such rights through multiple tiers of sublicensees, by all means now known or hereafter devised (including, without limitation, on-line, cable, satellite, coin-operated systems, radio, television devices, theatrical, audiovisual cassettes, cartridges, hand held systems, CD-ROM, wireless systems and disks).

(b)          For the avoidance of doubt Publisher shall not (and shall not authorize any third party to) (i) decompile, disassemble or otherwise reverse engineer the source code or underlying algorithms of the Developer’s Tools and Technology or (ii) disclose the Developer’s Tools and Technology to any person. This clause 2.3(b) shall not apply to software code delivered by Developer to Publisher in accordance with this agreement provided that Publisher shall not use any such code for any purpose other than in order to completing the Product or creating Translations.

2.4

Third Party Materials. Other than generally commercially available software, Developer shall not use any materials from third parties in connection with the development of the Program(s) or include any such materials in the Program(s) without Publisher’s prior written consent. Publisher shall be entitled to review any agreements which Developer proposes to make or has made in connection with any such third party materials upon request.

2.5	Ownership of Provided Material. Developer agrees that the Provided Material shall be owned by or licensed for use herein by Publisher.

2.6

Other versions of the Product not on PSP or PS2. Publisher, as licensee of the intellectual property known as Jackass, shall decide whether or not to create other video game versions of the Product. If developer has the technical expertise on the hardware platform, Developer shall have the right of first refusal to develop any other version of the Product. Under this Agreement other versions include all video game formats now known and their successors (i.e., PS3 is a successor to PS2) and the P.C. The parties agree to

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negotiate in good faith the terms under which Developer would develop such products. If the parties cannot agree on terms for Developer to develop such products within forty-five (45) days of Publisher noticing Developer of its desire to create other versions, Developer shall lose all rights to such other versions and Publisher shall be free to license such rights to a third party.

2.7

Sequels of the Product on PSP and PS2. Developer shall have the first right of negotiation for the next sequel to the Product, if such sequel is on PSP or PS2. (For sake of clarity, Developer has this right for the first sequel on such hardware platforms). If Publisher and Developer agree to terms for the first sequel on these platforms, Developer will have such rights for the second sequel on these platforms, and so on. Once Developer has lost to right to a particular sequel on these platforms, it has lost the right to all future sequels on these platforms.) If the parties are unable to negotiate an agreement within forty-five (45) days of Publisher noticing Developer of its desire to create a sequel, Publisher shall be free to negotiate with other developers. Prior to completing an agreement with another developer, Publisher shall offer the project to Developer on the same terms and conditions as agreed to with the other developer, or on the terms of the last offer made by Developer to Publisher during the negotiating period, whichever terms are more beneficial to Publisher. Developer shall have ten (10) days to elect to match the offer or lose its rights to the sequel and all future sequels.

2.8

Sequels of the Product a platform other than PSP or PS2. Publisher, as licensee of the intellectual property known as Jackass, shall decide whether or not to create Sequels of the Product. If developer has the technical expertise on a hardware platform other than PSP and PS2, Developer shall have the right of first refusal to develop such Sequels of the Product. Under this Agreement Sequels include all video game formats now known and their successors (i.e., PS3 is a successor to PS2) and the personal computer. The parties agree to negotiate in good faith the terms under which Developer would develop such products. If the parties cannot agree on terms for Developer to develop such products within forty-five (45) days of Publisher noticing Developer of its desire to create Sequels, Developer shall lose all rights to such Sequels and Publisher shall be free to license such rights to a third party.

3.	DEVELOPMENT

3.1

The Developer shall develop the Product for the Initial Machines and in the Original Language in accordance with the Specification. Developer will provide or obtain at its sole cost and expense all necessary programming (including, without limitation, the application of technical knowledge, expertise and the services of personnel) and other production materials required to develop the Product.

3.2

The Developer shall achieve each of the Milestones by the relevant Milestone Date. On achieving each Milestone, the Developer shall, deliver to the Publisher all materials relevant to the particular Milestone including all game assets, including source code, source art, audio assets, etc. Developer shall also provide copies of the User Manual and Support Documentation with each Alpha and Beta Version.

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3.3	The Developer shall keep the Publisher promptly and regularly informed of all developments, problems, new concepts and ideas in relation to the Product.

3.4	In order to assist Publisher in selling the Product, Developer shall deliver a Vertical Slice Demo of the Product no later than May 1, 2006.

3.5	The Developer shall appoint a Project Manager who shall liaise with the Publisher during development of the Product. Project manager shall be part of the Key Team and listed on Schedule 2.

3.6

The Developer shall be responsible for initial testing on each Version prior to delivery in accordance with customary testing procedures. The Developer shall prior to delivery correct Errors discovered as a result of that testing, and also (in accordance with the procedure set out in paragraph 5 below) any Errors notified to the Developer by the Publisher following the Publisher’s testing of any Alpha or Beta Versions, Vertical Slice Demos, or other Product materials supplied before delivery of the Alpha Version, Beta Version and the Gold Master.

3.7

Publisher shall be responsible for submitting the game concepts to the Hardware Manufacturer for approval within ten (10) days of receiving the game concept documents from the Developer. Developer and Publisher shall work together to obtain such approval from the Hardware Manufacturer. Should the game concept be rejected by the Hardware Manufacturer, and such rejection is not due to the acts or omissions of Publisher, and the Developer and Publisher together are unable to correct such deficiencies and obtain Hardware Manufacturer approval of the game concept, Publisher may terminate this Agreement in accordance with Paragraph 12.2.

3.8

Publisher shall be responsible for submitting the Gold Master candidates to the Hardware Manufacturer for approval within ten (10) days of receiving the Gold Master candidate from the Developer. Developer and Publisher shall work together to obtain approval of the Gold Master candidates from the Hardware Manufacturer.

3.9	As part of the Provided Materials, Publisher shall make available to Developer on a timely basis video footage from the Jackass movie and TV series for inclusion in the game.

3.10	The Key Team shall have the prime responsibility for the development of the Program and shall work diligently and to the best of its abilities for the Developer in doing so.

3.10.1

Publisher agrees that members of the Key Team may leave the Developer (whether by way of resignation, dismissal or otherwise) and in such circumstances Developer will notify Publisher in writing of such departure and Developer will make all reasonable effort to procure a suitable replacement (and notify Publisher in writing of such efforts). After allowing the Developer a thirty (30) calendar day period to effect the above, Publisher shall have the right to terminate this Agreement if any member of the Key Team leaves Developer and is not replaced with an individual of a similar experience and qualification within a reasonable period following the departure of the Key Team

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member and such replacement will be agreed by the Publisher, such agreement not to be unreasonably withheld.

4.	DELIVERY AND ACCEPTANCE

4.1

Developer shall submit to Publisher a Version of the Product at each Milestone, except Milestone 1, for approval. Publisher shall review the submission for compliance with the relevant parts of the Specification at that Milestone and for Publisher’s continued awareness as to the Product status.

4.2

As soon as reasonably practicable, but in any event within 10 (ten) business days following receipt of a Version of the Product at each Milestone, Publisher’s Producer shall notify the Developer in writing that:

4.2.1	it accepts and approves that Version unconditionally; or

4.2.2	it accepts and approves that Version conditionally on correction of the Errors specified; or

4.2.3	it does not accept or approve that Version

and shall at the same time notify the Developer of the Errors that it is aware of which are contained in that Version which it has not accepted and approved unconditionally. Publisher shall accept and approve unconditionally each Version unless there is an Error in that Version.

4.3

In the case where Publisher must also obtain Milestone approval of MTV (Milestone Schedule shall call out such Milestones), if the Publisher shall not have given the Developer such notice under paragraph 4.2 within the said 10 (ten) business days, that Version shall be deemed rejected. If MTV fails to accept or reject such a Milestone submission within such ten-day period, then the Milestone schedule shall shift on a day-for-day basis for each day after agreed dates that such acceptance or rejection is not forthcoming. For those Milestones not requiring MTV approval, if the Publisher shall not have given the Developer such notice under paragraph 4.2 within the said 10 (ten) business days, that Version shall be deemed accepted.

4.4

As soon as reasonably practicable, but in any event no later than 10 Calendar Days (or such other period as the parties may agree) after receiving notice of non-acceptance pursuant to paragraph 4.2, the Developer shall correct the specified Errors at its sole expense and deliver to the Publisher the corrected Version of the Product. Paragraphs 4.2, 4.3 and this paragraph 4.4 shall then apply again in respect of that corrected Version.

4.5

The Developer shall deliver to the Publisher the Gold Master of each Version by the relevant Delivery Date in a form free of Errors. For the avoidance of doubt, Developer shall deliver a Gold Master for the Original Language Version of the Product and a multi-language Version for all agreed Translations as required by the Hardware

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Manufacturer, i.e., a US Gold Master for SCEA and one (1) multi-language Gold Master each for SCEE and for SCEI, respectively and any other Gold Masters as required by Sony such as for China or Korea.). The parties acknowledge that the Hardware Manufacturer shall have the final right to accept or reject such Masters. In the case of rejection, Developer shall respond as if such rejection was made by Publisher and shall respond to such rejection in accordance with this paragraph 4.

5.	TRANSLATION

5.1

Publisher shall provide on a timely basis all localized text and voices. Developer shall be responsible for integrating localized text and voice over material and generating a multi-language Gold Master embodying the Translations at no additional charge, including multi-byte languages, as defined in Translations.

5.2

If the Developer fails to perform such integration and fails to cure such default within ten (10) days of receipt of notice from Publisher, Publisher may use a third party for the integration, the Developer shall supply the Publisher with all Original Language text and/or text related graphics and/or dialogue featured in the relevant Version, to the extent not previously delivered. Developer shall recover the cost of any such translation integration out of Profit Share earned.

5.3

If pursuant to this Agreement, the Publisher uses a third party to complete the game or carry out the integration, the Publisher will sign, and will ensure that its chosen third party signs, a confidentiality undertaking reasonably specified by the Developer which will include, without limitation, undertakings that the Source Code, and any other material, information, data or other things of the Developer will not be used by the persons signing for any purpose other than the development of the game or integrations and that all such things will be held securely at all times and returned to the Developer when work on the game or integration is complete. Developer shall deliver to Publisher any additional work (including part of the Developer’s Tools and Technology) which is necessary to the Publisher in order to complete the game or an integration. However, except as expressly provided in this Paragraph 5.3 neither Publisher nor any third party shall be entitled to use the Retained Materials except in connection with completing the game or an integration.

5.4	Publisher shall be responsible for providing on a timely basis all localized text and audio for integration.

5.5

Upon Publisher’s written request, Developer, shall provide additional integration services at a fee of xxxxx per additional language. Any such integration fees, shall be considered additional development fees in calculating the Profit Share under Paragraph 6.

6.	PROFIT SHARE

6.1	The Publisher shall pay the Developer the following Profit Share of xxxxx percent (25%) of the profits, if any, on the project. Profit Share shall be calculated as follows:

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All monies actually received by Publisher from the sale or licensing of the Products; less xxxxx0 to reimburse Publisher for its internal overhead and less all reasonable, documented payments actually made, if any, by Publisher to unaffiliated third parties (defined as an entity not controlled by Red Mile and where the costs have been negotiated on an “arms length” basis) for the following costs directly related to the development and manufacture and sale of the Products:

a.	Fees payable to Developer pursuant to Paragraph 7

b.	Royalties paid to MTV for the license to the Jackass name/video
c.	Fees paid to talent (Johnny Knoxville, Wee Man, etc.) Such payments are only necessary if Publisher contracts for additional services from such talent, not previously provided.
d.	Q/A testing
e.	Cost of goods sold including third party royalties paid to the Hardware Manufacturer or its designee
f.	Marketing, sales and distribution costs

6.2

Within forty-five (45) days of the Quarter End following the date on which the Publisher first commercially releases a Version of the Product and of every subsequent Quarter End the Publisher shall provide the Developer with a written Profit and Loss Statement specifying in sufficient detail the calculations of the Profit Share, and the Profit Share (if any) due to the Developer in respect of that quarter. Each Profit Share Statement shall be accompanied by a wire transfer for any Profit Share due, save that if the Publisher is prevented by the law of any country from making payments outside that country it shall be entitled to pay the relevant sums to the Developer in that country. All sums payable to Developer pursuant to this Agreement (including the Development Fee and Profit Share) shall be made in U.S. Dollars. At each Quarter End the Publisher may retain from Profit Share payable a reserve against returns or other credits in respect of Units sold by the Publisher hereunder in the manner set out in paragraph 6.2.1.

6.2.1

The Publisher will withhold a general reserve against rebates, deductions, price protection, discounts, allowances or refunds for returned, defective or discounted units, exchanges, credits and the like (the “General Reserve”) in a pro rata amount of any such reserve withheld by Publisher’s co-publishers or sub-licensees of the product. Such pro-rata amount shall be based on the applicable Profit Share in Section 6.1. (For example, should a co-publisher withhold from Publisher $1,000 in payments which would fall under Section 6.1 above, Publisher would withhold $150 from Developer in a reserve. When co-publisher releases Publisher’s reserve, Publisher will release Developer’s reserve.) In the case where Publisher self-publishes, the reserve shall be twenty percent (20%) of Gross Sales for the quarter and such reserve shall be liquidated within six months.

6.3

Publisher will maintain accurate accounts, books and records that report the marketing, distribution and sales and other commercial exploitation of each Version of the Product which has been commercially released by the Publisher and any sub-licensing by the

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Publisher. Developer shall have the right to designate a certified public accountant (“the Auditor”) on Developer’s behalf to examine those accounts, books and records solely for the purpose of verifying the expenditures of the Marketing Guarantee and verifying the accuracy of the Royalty Statements under paragraph 6.2 and the Royalty payable under this Agreement. Developer’s Auditor may only make such examination during regular business hours and upon reasonable notice and in manner that is at the Publisher’s reasonable convenience and not disruptive to the Publisher’s business. Each examination will take place at the place the Publisher normally keeps the accounts, books and records to be examined, which is presently in Sausalito, California. Developer shall be limited to one such examination each 12 months while the Product is being commercially exploited and for 3 years thereafter. Publisher’s accounts, books and records relating to the Profit Share may be examined only within 36 months after the date the Statement was rendered. Developer shall not have the right to examine Publisher’s accounts, books or records relating to a particular Profit and Loss Statement more than once. Prior to the commencement of any examination of the Publisher’s accounts, books and records under this Agreement, Developer shall cause the Auditor to sign a letter and/or agreement which acknowledges the confidentiality of the Publisher’s accounts, books and records in the form set out in Schedule 2. The fees of the Auditor shall be at the sole expense of Developer unless such audit discovers previously undiscovered errors in favor of Publisher exceeding both 5% and $2,500 for the entire time period covered by that audit, in which case the Publisher shall reimburse actual and reasonable Auditor’s fees for that audit to Developer in addition to make good the amounts of such errors and pay interest on such unpaid sums at the statutory rate of interest under California law.

6.4

Each Profit and Loss Statement shall be final and binding on Developer unless Developer has given Publisher written notice of objection stating the matters to which it disagrees within 3 years of the issue of the Profit and Loss Statements, and (if the Publisher does not accept any of those objections), unless the Developer has issued and served legal proceedings within 2 years of the date of the Developer’s relevant notice of objection.

7.	DEVELOPMENT FEE

7.1

The fee for the development of the Product for the Initial Machines in accordance with this Agreement shall be the relevant amount set out in Schedule 1 payable to the Developer in the separate Milestone Payments as set out in Schedule 1, each Milestone Payment being payable in accordance with the procedures set out in this Agreement, following acceptance under paragraph 4 above of the materials produced in respect of the corresponding Milestone.

7.2	Without prejudice to the provisions of paragraph 4 above, Publisher shall not unreasonably delay or withhold its acceptance of deliverables in relation to a Milestone.

7.3

Developer may raise an invoice on the Publisher for the relevant Milestone Payment on delivery of the relevant Milestone. Payment of the invoice is due within ten (10) calendar days of the acceptance of the Milestone.

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7.4

The Publisher shall have no obligation to make any payments to the Developer under this Agreement for anything save for the payment of the Development Fee referred to in this paragraph 7, Profit Share under paragraph 6 and payments (if relevant) under paragraph 5. Nevertheless, any other additional payments that the Publisher, in its discretion, makes to the Developer in relation to the Developer’s work under this Agreement for any reason shall be treated as a further Development Fee payment and included in calculating Profit Share payable under this Agreement, unless otherwise agreed in writing.

7.5

All Development Fees paid by Publisher to the Developer together with payments (if relevant) under paragraph 5 (except payment of Profit Share) shall be deductible in calculating the Profit Share payable under this Agreement.

7.6	The parties agree that no finder’s fees are payable to any party under this transaction.

8.	INDEMNIFICATION.

8.1

Developer Indemnification. Subject to the provisions of paragraph 8.3 (Indemnification Procedures), Developer will indemnify, defend and hold harmless Publisher and its affiliates, officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs and expenses (including, without limitation, reasonable attorneys’ fees) which arise in connection with any breach or alleged breach by Developer of any of its representations and warranties set forth in paragraph 10 (Warranties of Developer). Notwithstanding anything in this paragraph 8 to the contrary, in the event that, by reason of a claim by a third party of infringement based on the Retained Materials, Publisher is temporarily or permanently enjoined from distributing the Product developed under this Agreement, then, if Developer is unable, within sixty (60) days from the signing of the order of injunction, to provide Publisher with a non-infringing Product, Publisher shall have the right to obtain a license from the third party to continue with the marketing, distribution and sale of the Product(s) and Developer shall reimburse Publisher for any reasonable license/settlement fee and related reasonable legal expenses paid by Publisher to the third party, unless Developer ultimately prevails in the litigation; if Publisher elects this remedy and obtains such a license, such remedy shall be Publisher’s sole and exclusive remedy in connection with such claim..

8.2

Publisher Indemnification. Subject to the provisions of paragraph 8.3(Indemnification Procedures), Publisher agrees to defend, indemnify and hold harmless Developer and its affiliates, officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs and expenses (including, without limitation, reasonable attorneys’ fees) which arise in connection with the breach or an alleged breach by Publisher of any of its warranties set forth in paragraph 11 (Warranties of Publisher).

8.3	Indemnification Procedures. If a third party asserts any claim or allegation which, if proven, would trigger the indemnification obligations set forth in paragraphs 8.1 and

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8.2, the indemnifying party shall be notified promptly of such claim by the indemnified party and given control of the defense and/or settlement thereof. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this paragraph 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all such liability on claims that are the subject matter of such proceeding. Moreover Developer shall not, in the absence of the consent of Publisher (which shall not be unreasonably withheld or delayed), effect any settlement of any pending, threatened or actual proceeding or claim which has the effect of compromising in any way the rights, interests and licenses in the Product or the license granted to Publisher hereunder. The foregoing provisions of this paragraph 8 state the entirety of the parties’ obligations with respect to any claim by any third party.

8.4

Developer shall procure and maintain for itself and its employees and contractors all insurance coverage required by New Zealand law. Developer also agrees to maintain general liability insurance, in the amount of at least NZ 1,000,000. Upon request, Developer shall furnish Publisher with an up-to-date certificate of insurance evidencing such coverage.

9.	MARKETING

9.1

Developer shall promptly provide Publisher, in each instance upon Publisher’s reasonable written request (so as not to interfere with Developer’s efforts to complete and deliver the Products as contemplated hereunder) and at no cost to Publisher, with any other files and materials (e.g. screenshots, art files, game play description and ongoing cooperation for manual creation and the like) that Publisher may reasonably required for Publisher’s creation of any Collateral Materials.

9.2

Developer shall promptly provide Publisher, in each instance upon Publisher’s written request, with (a) Developer’s logo artwork, (b) text of the appropriate copyright notice for the Product, and (c) a list of credits for Developer personnel, to receive credit in the Product and/or Product manual.

9.3

Subject to Hardware Manufacturer approval, Developer shall receive text and logo credits in the Product, in Collateral Materials, specifically, but not limited to, the front and back of the Product package. The size and manner of such credits shall be at Publisher’s reasonable discretion, provided that such credits shall appear in approximately the same size of Publishers logo on the Product and in the credits of all Versions of the Product. No casual or inadvertent failure by Publisher to accord such credit, and no failure of any third party to abide by its agreement with Publisher to accord such credit, shall be construed as a breach of this Agreement; provided, however, upon receipt of written notice from Developer specifying in reasonable detail

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any failure by Publisher to accord the credit required hereunder, Publisher shall prospectively cure such failures under its direct control in future pressings of the Product and further creation of Collateral Material and will use reasonable commercial efforts to have co-publishers comply with such requirements.

9.4

Publisher shall be entitled to use and publish and permit others to use and publish the name of the Developer and its personnel (including any professional or business identity adopted by the Developer), photographs, biographical material, or any reproduction or simulation thereof in connection with the promotion, marketing and/or distribution of the Product but not for the endorsement of any other product or service. The Developer shall have the right to reasonably approve any photograph or biographical materials concerning the developer or its personnel; failure to not disapprove such material in writing within five (5) business days of presentation shall be deemed approval. Once the Developer has approved any particular photograph or biographical material, Developer shall be deemed to have approved such photograph or material for all subsequent uses. Developer shall make its employees available for any press interviews or trailer/video shoots as Publisher may request from time to time at Publisher’s expense and upon reasonable notice.

9.5

Prior to the publication, manufacturing, distribution, display, use, or sale of any marketing, advertising or packaging materials for the Product which include Developer information, Publisher shall submit to Developer for its prior written approval samples of all such materials. Developer shall have a period of five (5) business days from receipt (the “Approval Period”) to review and approve or disapprove any such materials, such approval not to be unreasonably withheld; any disapproval shall be in writing and shall contain a detailed summary of the issues and proposed corrective actions. If Developer does not provide a written approval or disapproval within the Approval Period, the material submitted shall be deemed approved. Once a particular item has been approved or deemed approved for one use, it shall be deemed approved for all substantially similar uses (e.g. an approved counter card shall be deemed approved for use as a poster, standee, etc.) without requiring any submission; once the English language version of any item has been approved or deemed approved, exact translations shall be deemed approved without requiring any submission.

9.6

Publisher shall solely determine the optimal time and manner of announcing the Product and having the website “go live”. Publisher will own, operate and maintain the “official” website for the Product. Developer shall cooperate with Publisher on providing content for such website.

9.7

Publisher shall, subject to the terms of this Agreement and consistent with its own policies, practices and procedures, use its reasonable efforts to promote and exploit the Product throughout the Territory. Publisher agrees that it will release the Product in the United States and in Europe within six (6) months from the date that the Publisher accepts any Gold Master or within three (3) months from the date that Hardware Manufacturer releases the hardware within each region within the Territory, whichever is later.

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9.8

Publisher shall furnish to Developer without charge fifteen (15) samples of each Version of the Product distributed hereunder, such samples not to be resold by Developer. Developer shall have the right to purchase additional units of the Product at Publisher’s cost therefore, such copies not to be resold or used for any advertising or promotional activities (except with Publisher’s prior written consent).

10.	WARRANTIES OF DEVELOPER

10.1	The Developer represents and warrants that:

(a)

it is and will at all material times own or control all Intellectual Property Rights in the Retained Materials, free from any third party right or interest which would impair the rights of the Publisher under this Agreement;

(b)	it has and will at all material times have full power and authority to enter into and perform this Agreement and to grant the rights expressed to be granted by it;

(c)

nothing contained in the Retained Materials will infringe a third party’s Intellectual Property Rights, of a right of privacy or name or image or likeness, or become liable under unfair competition law;

(d)

nothing contained in the Product provided by Developer (i.e., excluding the Provided materials) will be obscene or libelous or otherwise in breach of any relevant laws or regulations of any territory which relates to health and safety;

(e)

each Gold Master will be Virus Free on its Acceptance Date and each Gold Master shall not contain any software routine designed to disable a computer Product automatically with the passage of time or by the intervention of a third party other than a licensee of the Gold Master or Publisher;

(f)	the execution of this Agreement will not put the Developer in breach of any other agreement including an exclusive term agreement;

(g)	the Developer has received no notice of any claim pending or threatened against Developer based on infringement of the rights set forth in this Agreement;

(h)

the Developer has not sold, assigned, leased, licensed or in any other way disposed of or encumbered the rights granted to Publisher hereunder in such a way as to materially affect the rights granted to Publisher hereunder, and Developer will not sell, assign, lease, license or in any other way dispose of or encumber any of such rights in such a manner as to encumber the rights granted to Publisher hereunder;

(i)	Developer will not use Publisher’s name or logos or the names of any of Publisher’s products for any purpose, including, but not limited to, advertising or

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promotional purposes, except as provided in this Agreement or with the prior written consent of Publisher.

11.	WARRANTIES OF PUBLISHER

11.1	The Publisher warrants and represents:

(a)          it has and will at all material times have full power and authority to enter into and perform this Agreement and to grant the rights granted;

(b)  nothing contained in this Agreement or in the performance of this Agreement will place Publisher in breach of any other contract or obligation.

(c)       Publisher does not know or have reason to know that anything Publisher provides that is or will be contained in the Product does or will violate or infringe any Intellectual Property Rights, whether statutory or common law of any third party in any jurisdiction, or contain any libelous or otherwise unlawful material;

(d)       Publisher has received no notice of any claim pending or threatened against Publisher based on infringement of the rights set forth in this Agreement;

11.2

Disclaimer. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES HEREBY DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

12.	TERMINATION

12.1

Either party shall be entitled, without prejudice to its other rights, to terminate the Agreement with immediate effect by giving written notice to the other party if the other party is in breach of any of its material obligations under this Agreement and, if the breach is capable of remedy, it has continued unremedied for a period of thirty calendar 30 days after the other party has been given written notice specifying the breach and the steps required to remedy it.

12.2

If either Version (PS2 or PSP) does not receive Concept Approval from Sony Computer Entertainment of America (SCEA) and MTV Network, Publisher may terminate this Agreement. Such a termination will be treated as a termination for convenience and Publisher’s liability to Developer for such termination for convenience shall be determined as follows:

(a)        Any monies due to Developer for Milestones 1 (Contract Signing) through 3 (Payment 3) shall be paid.

(b)	Upon delivery to Publisher of Milestone 4 (Final Preproduction/First Playable),

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Developer shall be paid $122,500 (which sum is intended to cover Developer’s “burn rate” for three [3] weeks) and Publisher shall submit the Milestone to SCEA for Concept Approval. In the event Concept Approval is denied before the later of November 7, 2005 or three (3) weeks after such payment is made, and Publisher elects to terminate this Agreement, Developer shall be paid xxxxxx less the unspent portion of such payment, to be calculated at the rate of xxxxxx per week. By way of example, if the termination occurs after 2 weeks, then Publisher shall pay Developer xxxxxx.

(c)        If Concept Approval is still pending on the later of November 7, 2005 or three (3) weeks after the payment is made pursuant to section 12.2(b), above, Developer shall be paid xxxxxx. In the event concept approval is denied within three (3) weeks after such payment is made, and Publisher elects to terminate this Agreement, Developer shall be paid xxxxxx less the unspent portion of such payment, to be calculated at the rate of xxxxxx per week. By way of example, if the termination occurs after 2 weeks, then Publisher shall pay Developer xxxxxx.

(d)        If Concept Approval is still pending upon delivery to Publisher of Milestone 5 (Production 1), Developer shall be paid xxxxxx. In the event concept approval is denied within three (3) weeks after such payment is made, and Publisher elects to terminate this Agreement, Developer shall be paid xxxxxx less the unspent portion of such payment, to be calculated at the rate of xxxxxx per week. By way of example, if the termination occurs after 2 weeks, then Publisher shall pay Developer xxxxxx.

(e)        If Concept Approval is still pending three (3) weeks after the payment is made pursuant to section 12.2(d), above, Developer shall be paid xxxxxx. In the event concept approval is denied within three (3) weeks after such payment is made, and Publisher elects to terminate this Agreement, Developer shall be paid xxxxxx less the unspent portion of such payment, to be calculated at the rate of xxxxxx per week. By way of example, if the termination occurs after 2 weeks, then Publisher shall pay Developer $ xxxxxx.

(f)         If Concept Approval is still pending following the sequence of events described in sections 12.2(b) through (e), above, the process for payments described in sections 12.2(b) through (e) shall be repeated for each succeeding Milestone until such time as either Concept Approval is achieved or Publisher elects to terminate this Agreement because Concept Approval has been denied.

12.3

Either party shall be entitled, without prejudice to its other rights, to terminate the Agreement with immediate effect by giving written notice to the other party if the other party shall have a receiver or an administrative receiver or an administrator or liquidator appointed over it (except a liquidator appointed for the purpose of amalgamation or reconstruction) or shall pass a resolution for winding up or shall enter into any voluntary agreement with its creditors or shall become bankrupt or file for voluntary bankruptcy or anything analogous to any of the above under the law of any jurisdiction occurs in relation to such party.

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12.4

Publisher may terminate this Agreement for convenience, at any time. In the event of a termination for convenience, for reasons other than those covered by Paragraph 12.2, Publisher’s sole liability for such termination for convenience shall be any monies due for approved and unpaid Milestones, and for submitted but unpaid Milestones, plus the next Milestone payment.

12.5

If at any time, Developer is more than thirty days late delivering the Gold Master Milestone, and such event is not due to the acts or omissions of Publisher, MTV Networks or the Hardware Manufacturer, Publisher may, without prejudice to its rights and remedies, terminate this Agreement.

13.	CONSEQUENCES OF TERMINATION

13.1

Any termination of the Agreement shall not affect any accrued rights or liabilities of either party, nor any other rights of the terminating party in relation to the matter giving rise to the termination, nor shall it affect the coming into force or the continuance in force of any provisions of this Agreement which are expressly intended to come into or to continue in force on or after such termination. Termination of this Agreement by the Publisher under Paragraph 13 shall not affect any Version whose Acceptance Date has already occurred, and this Agreement shall continue to apply in all respects to any such Version.

14.	SUPPORT

14.1

The Developer shall at its sole expense correct any Errors in any Gold Master which become apparent after that Gold Master has been accepted by the Publisher and which the Publisher notifies to the Developer, and shall carry out any other alterations to the Gold Master which the Publisher notifies the Developer are needed for any of the following reasons: to obtain the rating in the US from the ESRB as specified in the Specification; to obtain the approval of hardware manufacturers; or to ensure that the Product conforms with the Specification. The Developer shall start correction of Errors and making of alterations within 5 days of receiving the Publisher’s notice and shall rectify all Errors and make all alterations set out in the notice as soon as reasonably practicable thereafter. Developer’s obligations under this paragraph 14.1 in respect of each Version shall terminate twelve (12) months after the initial commercial release of the Product pursuant to this Agreement.

14.1.1

The parties shall work together so that the Product does not violate the guidelines for ratings issued by ESRB in the United States and ELSPA in the UK or censorship ratings in other countries in the Territory. In any case where the Product does not meet the guidelines, Developer shall be responsible at its own cost to promptly correct the Product.

14.2

From the date that the Publisher accepts any Gold Master, the Developer will provide technical support to the Publisher only (not to End Users under any circumstances) in respect of that Gold Master without further charge. This support will continue for a

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period of 12 calendar months from the date of first commercial release by Publisher and will be by means of e-mail and telephone on Working Days and during regular business hours, New Zealand Time. Developer will use reasonable endeavors to provide a service out of hours and on non-Working Days in the event of exigent circumstances. The support will be provided by a person with reasonable technical knowledge of the Product. Any questions that cannot be dealt with immediately will be responded to with reasonable promptness. Failure by Developer to provide such support shall not be a material breach of this Agreement.

15.	NOTICES

Any notice required or permitted by this Agreement shall be in writing and shall be given by fax (if confirmed by delivery of the hard copy as provided herein), courier or other personal delivery or by registered or certified mail at the appropriate address below or at a substitute address designated by notice by the party concerned:

Prodigy Design Limited Level 7, Willbank House 57 Willis Street PO Box 6203 Wellington New Zealand Attn: Mario Wynands, Managing Director	Red Mile Entertainment. 4000 Bridgeway Suite 101 Sausalito, CA 94965 Attention: CFO
Phone: 011 64 4 4712638 Fax: 011 64 4 4712639	Phone: 1 (415) 339-4245 Fax: 1 (415) 339-4249

Notices shall be deemed given when faxed (if confirmed by delivery of the hard copy as provided herein), delivered by a courier or, in the case of mail, upon receipt. Copies of all notices to Developer should be sent to David S. Rosenbaum, Esq., 6303 Owensmouth Avenue, 10th Floor, Woodland Hills, California USA 91367 (Phone: 818-936-3455; Fax: 818-936-3055).

16	CONFIDENTIALITY

16.1

Each party to this Agreement acknowledges that it will have access to proprietary or confidential information of the other party including, but not limited to, the terms of this Agreement, the documentation and materials produced in accordance with this Agreement, marketing information, manufacturing information, customer or client information and development techniques and know-how (“the Confidential Information”). During the Term of this Agreement, each party will regard and preserve as strictly confidential the Confidential Information and will not use the Confidential Information or disclose the Confidential Information to a third party other than is strictly necessary in order to fulfill an obligation under this Agreement.

16.2	The obligations of confidentiality and non-use specified in paragraph 16.1 will not apply to any Confidential Information of one party which:

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16.2.1

was known by the other party prior to the date of this Agreement and not obtained or derived, directly or indirectly, from such party or its Affiliates or if so obtained or derived, was lawfully obtained or derived and is not held subject to any confidentiality or non-use obligations;

16.2.2

is or becomes public or available to the general public otherwise than through any act or default of the other party or any breach of a confidentiality obligation to the disclosing party by a third party;

16.2.3

is obtained or derived prior or subsequent to the date of this Agreement from a third party which, to the best knowledge of the party acquiring such information, is lawfully in possession of such information and does not hold such information subject to any confidentiality or non-use obligations;

16.2.4	is independently developed by such party without use of the other party’s confidential information; or

16.2.5	is required to be disclosed by one of the parties pursuant to an applicable law or under a government or court order provided that:-

(a)	the obligations of confidentiality and non-use will continue to the fullest extend not in conflict with such law or order; and

(b)

if and when a party is required to disclose such Confidential Information pursuant to any such law or order, such party will give notice to the other party to allow such party to make efforts to obtain a protective order or take such other actions as will prevent or limit, to the fullest extent possible, public access to, or disclosure of, such Confidential Information.

16.3

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of either party’s obligations under this paragraph 16 by the other party, or any employees, consultants or other persons under the other party’s supervision and that the disclosing party shall be entitled to specific performance, including, without limitation, injunctive relief, as a remedy for any such breach. The parties agree that the damaging party shall reimburse the costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the damaged party in connection with the enforcement of this Agreement.

16.4

In the event of any termination or expiration of this Agreement, each party shall promptly return to the other party all Confidential Information of such other party in tangible form, the receiving party shall certify in a writing signed by an authorized officer or representative that the foregoing have been shredded and disposed of in a secure manner.

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17	GENERAL

17.1

No addition to or modification of any provision of this Agreement shall be binding upon the parties unless made by written instrument signed by a duly authorized representative of each of the parties. Each party confirms it is not relying on any representation or commitment by the other in entering into this Agreement except as set out in this Agreement. This paragraph 17.1 shall not apply to any deliberate misrepresentations made before this Agreement was made.

17.2

Developer may not assign this Agreement, nor delegate or subcontract any of its obligations hereunder, to any third party without the prior written consent of Publisher, which consent will not be unreasonably withheld; provided, however that Developer may assign its right to receive payments of the Development Fee and/or Profit Share hereunder without the consent of Publisher. Publisher may assign this Agreement to a purchaser of the business of Publisher or substantially all the assets of the business without the consent of Developer, but save as aforesaid Publisher may not assign this Agreement, nor delegate or subcontract any of its obligations hereunder, to any third party without the prior written consent of Developer, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties, and their respective successors and permitted assigns.

17.3

Neither party is the legal representative, agent, joint venturer, partner, or employee of the other party for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

17.4

No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance.

17.5

If any provision or wording of this Agreement is held by a judicial authority having jurisdiction over the matter to be unlawful or unenforceable for any purpose, it shall be deemed excluded for that purpose and the rest of this Agreement shall remain in full force and effect. The parties will negotiate in good faith a valid and enforceable provision to replace the excluded provision as closely as reasonably possible.

17.6

FORCE MAJUERE. In the event that either party is prevented from fulfilling its material obligations hereunder or said obligations are materially interfered with by reason of events of war, fire, flood, earthquake, explosion or other natural disaster, industrial action or any other reason beyond the reasonable control of that party, such obligation shall be delayed until it can be performed. The party claiming excusable delay must promptly notify the other party of such delay. If the delay continues for

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more than 45 days the other party may terminate this Agreement by giving 45 days prior written notice to the delaying party provided that the Agreement will not terminate if the party claiming excusable delay substantially performs the material obligation which has been delayed within such 45 day notice period from the other party.

17.7

EXCEPT FOR THE OBLIGATIONS IN PARAGRAPH 8, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), AND IRRESPECTIVE OF WHETHER IT HAS ADVISED OR HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

17.8

Developer’s services and rights herein granted are special, unique, extraordinary and intellectual in character and value such that the loss thereof could not be reasonable compensable in damages in an action at law. Accordingly, Publisher shall be entitled to seek equitable relief by way of injunction or otherwise to prevent the breach or continued breach thereof. Should Publisher’s co-publisher in a particular country or region breach the Agreement, Developer may only seek injunction in the country or region where such breach occurred.

17.9

If any dispute arises in connection with this Agreement, either party may convene an extraordinary meeting on their respective Developer’s Project Manager and Publisher’s Producer by serving not less than 3 Working Days notice on the other. At such meeting the representatives shall negotiate in good faith, and in a timely manner, in an effort to resolve the dispute. If the Developer’s Project Manager and Producer’s Publisher cannot resolve the dispute, then either party may refer the dispute to the respective chief executive officers of the parties by serving notice on the other party. The chief executive officers shall negotiate in good faith, and in a timely manner, in an effort to resolve the dispute. Nothing in this paragraph shall limit the ability of either party to seek legal redress in respect of the dispute in a court of law.

17.10

Developer may change their Project Manager and Publisher may change the Publisher’s Producer at any time by giving the other party 5 Working Days’ notice of the change and such notice shall stipulate the new Developer’s Project Manager or Producer’s Publisher name, address, telephone number and any other relevant contact details.

17.11

This Agreement and all questions arising hereunder shall be governed by and construed in accordance with the laws and decisions of the State of California without giving effect to the principles thereof relating to conflicts of law. Any controversy arising out of this Agreement or because of any duty created thereby, shall be resolved in a federal or state court located in San Francisco, California. The parties consent to jurisdiction in such courts and waive objection to such venue and agree that service of the summons to such proceeding (and of any papers which accompany it), shall be deemed sufficient if made by certified or registered mail, postage prepaid, addressed to the parties’ addresses as designated in or hereafter changed under paragraph 17. The parties

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stipulate and agree that any judgment relating to this Agreement, which is entered in a court located within California, shall be binding throughout the world and may be sued upon, docketed, entered and/or enforced, without challenge or opposition on their part and without re-trial of any of the issues which give rise to such judgment in any state, county, province, commonwealth, or territory having jurisdiction over their respective persons or properties. The parties recognize that the above agreement to submit all controversies to forever-binding adjudication by a court located within San Francisco, California does not constitute a confession of judgment on anybody’s part, but is simply an agreement, similar to an arbitration agreement, to have particular controversies resolved, once and for all, by a specified tribunal. Notwithstanding the foregoing, all parties agree that equitable relief, including injunctive and specific performance, may be necessary and proper to enforce their obligations and commitments under this paragraph, including without limitation under Paragraphs 2, 9, 10, 11, 12, 13, and 16 of this Agreement and this choice of jurisdiction or venue does not prevent either party from seeking such relief in any court of competent jurisdiction throughout the world.

17.12

In the event any provision of this Agreement shall be held invalid or unenforceable, it shall be deemed modified only to the extent necessary to make it lawful. To effect such modification, the said provision shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intention of the parties as originally expressed herein.

17.13	The prevailing party in any litigation between the parties shall recover from the other party its reasonable legal fees and expenses.

17.14	This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

ACCORDINGLY this Agreement has been entered into by the parties on the date set out on page 1.

Red Mile Entertainment, Inc.	Prodigy Design Limited

/s/ Ed Roffman	/s/ Mario Wynands
Ed Roffman, CFO	Mario Wynands, Managing Director

{00017805.DOC/ / 08/11/2005 01:55 PM}